Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2025, relating to the consolidated financial statements of System1, Inc. appearing in the Annual Report on Form 10-K of System1, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Los Angeles, California
April 23, 2025